Exhibit 10.2

AMENDING AGREEMENT

This Amending Agreement (the “Amending Agreement”) is effective as of the 31st day of December, 2017.

BETWEEN:

POTASH CORPORATION OF SASKATCHEWAN INC., a corporation established under the federal laws of Canada, (hereinafter referred to as the “Corporation”),

OF THE FIRST PART,

- and –

JOCHEN E. TILK of the City of Saskatoon in the Province of Saskatchewan, (hereinafter referred to as the “Executive”),

OF THE SECOND PART

WHEREAS the Corporation has entered into an arrangement agreement (the “Arrangement Agreement”) dated September 11, 2016 with Agrium Inc. pursuant to which the parties will effect a business combination transaction, which transaction will be carried out by way of a court-approved plan of arrangement under section 192 of the Canada Business Corporations Act on the terms and conditions set forth in the Arrangement Agreement (the “Transaction”);

AND WHEREAS the Transaction is expected to be completed on or about January 1, 2018 (the date of completion being, the “Closing Date”), and the completion of the Transaction will constitute a Change in Control;

AND WHEREAS the Corporation and the Executive entered into an executive employment agreement dated July 1, 2014 (the “Original Employment Agreement);

AND WHEREAS the Corporation and the Executive would like to amend the Original Employment Agreement pursuant to this Amending Agreement;

NOW THEREFORE, in consideration of the premises hereof and of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

Section 1 Defined Terms.

Capitalized terms used in this Amending Agreement that are not defined in it have the meanings given to them in the Original Employment Agreement.

Section 2 Amendments.

(1)	Subsection 3.3.2 of the Original Employment Agreement is deleted and replaced with:

If a Change in Control of the Corporation occurs which results in a Good Reason, then the Executive may (x) within the first twelve (12) months of the Closing Date, or (y) if later, within the thirty (30) day period immediately following the Executive’s knowledge of the occurrence of a Good Reason, terminate his employment with the Corporation upon providing written notice to the Corporation; provided the Corporation has not remedied such event within thirty (30) days of the receipt of such notice.

(2)	Subsection 3.3.3 of the Original Employment Agreement is deleted and replaced with:

If a Change in Control occurs and either (a) the Corporation terminates the Executive’s employment without just cause within two (2) years of the effective date of the Change in Control or (b) the Executive terminates his employment following the occurrence of a Good Reason in accordance with the terms of this Agreement, then: (i) the Corporation shall pay to the Executive, upon receipt of an executed release from the Executive, a severance in accordance with the severance provision of the Offer; (ii) if the Change in Control occurs while the Multi-Year Incentive Plan is in effect and before the Restricted Share Units (“RSU’s”) or Deferred Share Units (“DSU’s”) have been earned or vested, then the full amount of the units granted or earned will vest as of the date of the Change in Control; and (iii) if the Executive holds any options, rights, performance share units, warrants or other entitlements for the purchase or acquisition of, determined with reference to, securities in the capital of the Corporation (collectively, “Options”), all such Options shall become vested and exercisable (if applicable), in whole or in part, even if such Option is not otherwise vested or exercisable by its terms and shall otherwise be treated in accordance with the applicable Equity Incentive Plan. In the event of a conflict, inconsistency or ambiguity between the Option vesting terms as provided in this Agreement and any Equity Inventive Plan, the terms of this Agreement shall prevail. For the purpose of this subsection 3.3.3, “Equity Incentive Plans” means the Corporation’s 2016 Long-Term Incentive Plan or any of the Corporation’s performance option plans, as applicable.

Section 3 Entire Agreement.

This Amending Agreement constitutes the entire agreement between the parties with respect to the amendments contemplated in this Amending Agreement. The parties have not relied and are not relying on any other information, discussion or understanding in implementing the amendments contemplated by this Amending Agreement. Except as amended hereby, the provisions of the Original Employment Agreement shall remain in full force and effect and the Original Employment Agreement shall be read and interpreted as incorporating the provisions of this Amending Agreement.

Section 4 Successors and Assigns.

This Amending Agreement becomes effective when executed by all of the parties. After that time, it is binding upon and enures to the benefit of the parties and their respective successors and permitted assigns.

Section 5 Governing Law.

This Amending Agreement is governed by, interpreted and enforced in accordance with the laws of the Province of Saskatchewan and the federal laws of Canada applicable in Saskatchewan.

Section 6 Counterparts.

This amending agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together constitute one and the same instrument.

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IN WITNESS WHEREOF The parties have executed this Amending Agreement.

/s/ Denise Belman	/s/ Jochen E. Tilk
Witness Denise Belman	JOCHEN E. TILK

POTASH CORPORATION OF SASKATCHEWAN INC.

	Per:	/s/ Lee M. Knafelc
Authorized Signatory